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                                                                    EXHIBIT 23.3


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Patriot Scientific Corporation
San Diego, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 19, 2002, except for note 1, dated as of August 23, 2002, relating to the consolidated financial statements and the financial statement schedule of Patriot Scientific Corporation, which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the captions "Selected Financial Data" and "Experts" in the Prospectus.

/s/  Nation Smith Hermes Diamond

San Diego, California
October 9, 2002